Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Mediware Information Systems, Inc.  (the “Company”) of our report dated September 6, 2011 with respect to our audits of the consolidated financial statements of the Company as of June 30, 2011 and 2010 and for each of the years in the three year period ended June 30, 2011, which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 7, 2011.

/s/ EisnerAmper LLP

New York, New York
December 2, 2011